Exhibit 10.4

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

LICENSE AGREEMENT

by and between

ACHILLION PHARMACEUTICALS, INC.

and

THE UNIVERSITY OF MARYLAND, BALTIMORE COUNTY

-i-

-ii-

Section 11.13	Execution in Counterparts	22
Section 11.14	Third Party Beneficiaries	22
Section 11.15	No Consequential Damages	23

Exhibit A – Certain Licensed Patent Rights

-iii-

LICENSE AGREEMENT

This agreement (the “Agreement”), dated the 15th day of November, 2002 (the “Effective Date”), is by and between Achillion Pharmaceuticals, Inc. , a corporation organized and existing under the laws of the State of Delaware (“ACHILLION”), and The University of Maryland, Baltimore County, a constituent institution of the University System of Maryland, which is an agency of the State of Maryland (“UMBC”).

INTRODUCTION

1. By assignment from the Howard Hughes Medical Institute (“HHMI”), UMBC is the owner of certain technology and intellectual property relating to the N-terminal portion of the immature HIV-1 gag polyprotein, which protein regulates maturation and infectivity of the human immunodeficiency virus (“HIV”) (UMBC Ref. 2392MS; HHMI Ref. 02368), and a number of compounds which bind to the HIV-1 gag polyprotein and interfere with its maturation, and therefore, replication of HIV (UMBC Ref. 2398MS; HHMI Ref. 02457).

2. ACHILLION possesses scientific talent, know-how and resources, including the ability to utilize assays to screen and identify compounds, necessary to establish a research program to develop for commercial exploitation drug products for the diagnosis, prevention and/or treatment of diseases associated with infection by HIV.

3. ACHILLION wishes to obtain, and UMBC is willing to grant, certain rights and licenses to develop and commercialize diagnostic, prophylactic and therapeutic drug products, subject to the terms set forth below.

NOW, THEREFORE, ACHILLION and UMBC agree as follows:

Article I

Definitions

When used in this Agreement, each of the following terms shall have the meanings set forth in this Article I:

Section 1.1 “Affiliate”. Affiliate means, with respect to a Party, any Person that controls, is controlled by, or is under common control with such Party. For purposes of this Section 1.1, “control” shall refer to (a) in the case of a Person that is a corporate entity, direct or indirect ownership of fifty percent (50%) or more of the stock or shares having the right to vote for the election of directors of such Person and (b) in the case of a Person that is an entity but not a corporate entity, the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

Section 1.2 “Commercialization” or “Commercialize”. Commercialization or Commercialize means any activities directed to producing, manufacturing, marketing, promoting, distributing, importing or selling a product.

Section 1.3 “Confidential Information”. Confidential Information means all Know-How, including without limitation proprietary information and materials (whether or not patentable), regarding a Party’s technology, products, business operations or objectives, which is designated as confidential in writing by the disclosing Party, whether by letter or by the use of an appropriate stamp or legend, prior to or at the time any such Know-How is disclosed by the disclosing Party to the other Party. Notwithstanding anything in the foregoing to the contrary, Know-How disclosed orally, electronically or visually by a Party, or disclosed in writing without an appropriate letter, stamp or legend, shall constitute Confidential Information of the disclosing Party if the disclosing Party, within thirty (30) days after such disclosure, delivers to the other Party a written document or documents describing the Know-How and referencing the place and date of such oral, electronic, visual or written disclosure and the names of the persons to whom such disclosure was made. For clarity, all reports submitted by ACHILLION to UMBC pursuant to Article IV and Article III, Section 3.2 hereof shall constitute Confidential Information of ACHILLION.

Section 1.4 “Control” or “Controlled”. Control or Controlled means, with respect to any (a) Know-How or (b) intellectual property right, the possession (whether by license or ownership) by a Party or its Affiliates of the ability to grant to the other Party access and/or a license as provided herein without violating the terms of any agreement with any Third Party existing on the Effective Date.

Section 1.5 “Cover”, “Covering” or “Covered”. Cover, Covering or Covered means, with respect to a product or technology, that, but for a license granted to a Party or its Affiliates under a Valid Claim included in the Patent Rights under which such license is granted, the Development or Commercialization of such product or the practice of such technology in the Territory by such Party or its Affiliates would infringe such Valid Claim.

Section 1.6 “Development” or “Develop”. Development or Develop means research, discovery and development activities.

Section 1.7 “Executive Officers”. Executive Officers means the Chief Executive Officer of ACHILLION (or an executive officer of ACHILLION designated by ACHILLION’s Chief Executive Officer) and the Provost of UMBC (or a representative of UMBC designated by such Provost).

Section 1.8 “FDA”. FDA means the United States Food and Drug Administration.

Section 1.9 “IND”. IND means a “Notice of Claimed Investigational Exemption for a New Drug” filed with the FDA, as defined in 21 CFR Part 312, or an equivalent application filed with an applicable regulatory authority outside of the United States.

Section 1.10 “Know-How”. Know-How means any information, data or materials in a tangible form, including without limitation documented ideas, concepts, formulas, methods, procedures, protocols, designs, compositions, plans, applications, technical data, samples, inventions, chemical compounds and biological materials.

Section 1.11 “Licensed Intellectual Property”. Licensed Intellectual Property means Licensed Know-How and Licensed Patent Rights.

Section 1.12 “Licensed Know-How”. Licensed Know-How means any Know-How that (a) is necessary or useful for the practice by ACHILLION of inventions claimed in the Licensed Patent Rights, (b) is Controlled by UMBC, and (c) is provided to ACHILLION by UMBC as of the Effective Date of this Agreement.

Section 1.13 “Licensed Patent Rights”. Licensed Patent Rights means (a) the patent applications set forth in Exhibit A, (b) United States patents issued from the applications listed in Exhibit A and from divisionals and continuations of these applications and any reissues of such United States patents, (c) claims of continuation-in-part applications and patents directed to subject matter specifically described in the applications listed in Exhibit A, and (d) claims of all foreign patent applications, patents, and other intellectual property which are directed to the subject matter specifically described in the United States patents and/or patent applications listed in Exhibit A.

Section 1.14 “Licensed Product”. Licensed Product means a diagnostic, prophylactic or therapeutic drug product the Development, Commercialization or other use of which is Covered by a Valid Claim of any of the Licensed Patent Rights in the country where such product is manufactured, used, sold or imported.

Section 1.15 “Net Sales”. Net Sales means, with respect to a Licensed Product, the gross amounts received by ACHILLION, its Affiliates and/or sublicensees in respect of sales of such Licensed Product (excluding any such sales among ACHILLION, its Affiliates and/or sublicensees), less the following deductions:

(a) Trade, cash and/or quantity discounts actually allowed and taken with respect to such sales;

(b) Tariffs, duties, excises, sales taxes or other taxes imposed upon and paid with respect to the production, sale, delivery or use of the Licensed Product (excluding national, state or local taxes based on income);

(c) Amounts repaid or credited by reason of rejections, defects, recalls or returns or because of charge backs, refunds, rebates or retroactive price reductions;

(d) To the extent separately stated on purchase orders, invoices or other documents of sale, insurance and other outbound transportation charges incurred in shipping the Licensed Product; and

(e) Gross amounts received at or below ACHILLION’s cost in respect of sales for clinical trial purposes or compassionate or similar use.

Such amounts shall be determined from the books and records of ACHILLION, its Affiliates and/or sublicensees, maintained in accordance with generally accepted accounting principles, consistently applied.

In the event the Licensed Product is sold as part of a Combination Product (as defined below), the Net Sales from the Combination Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales (as determined above) of the Combination.

Product, during the applicable royalty reporting period, by the fraction, A/A+B, where A is the average sale price of the Licensed Product when sold separately and B is the average sale price of the other active ingredient(s) included in the Combination Product when sold separately, in each case during the applicable royalty reporting period or, if sales of both the Licensed Product and the other active ingredient(s) did not occur in such period, then in the most recent royalty reporting period in which sales of both occurred.

In the event that such average sale price cannot be determined for both the Licensed Product and the other active ingredient(s) included in such Combination Product, Net Sales for the purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the fraction of C/C+D where C is the fair market value of the Licensed Product and D is the fair market value of all other active ingredient(s) included in the Combination Product as determined by ACHILLION in good faith and reasonably acceptable to UMBC.

As used above, the term “Combination Product” means any product that includes both (x) a Licensed Product and (y) one or more other active ingredients.

In order to insure UMBC the full royalty payments contemplated under this Agreement, ACHILLION agrees that in the event any Licensed Product is sold to any Person with which ACHILLION has any agreement, understanding or arrangement with respect to consideration (such as, among other things, an option to purchase stock or actual stock ownership, or an arrangement involving division of profits or special rebates or allowances), or otherwise at less than arms length, Net Sales shall be determined as may be mutually agreed by the parties in good faith.

Section 1.16 “Party”. Party means ACHILLION or UMBC; “Parties” means ACHILLION and UMBC.

Section 1.17 “Patent Rights”. Patent Rights means patents and patent applications and all substitutions, divisions, continuations, continuations-in-part, reissues, reexaminations and extensions thereof.

Section 1.18 “Person”. Person means any natural person or any corporation, company, partnership, joint venture, firm or other entity, including without limitation a Party.

Section 1.19 “Regulatory Approval”. Regulatory Approval means the approvals (including any applicable governmental price and reimbursement approvals), licenses, registrations or authorizations necessary for the Commercialization of a product in a country.

Section 1.20 “Required Third Party Payments”. Required Third Party Payments means, with respect to a Licensed Product, payments by ACHILLION and/or its Affiliates to Third Parties to (a) license Patent Rights Covering such Third Parties’ technology if, in the absence of such license, the Development and/or Commercialization of such Licensed Product by ACHILLION, its Affiliates or sublicensees in the Territory would or is likely to, in the good faith judgment of ACHILLION, infringe such Patent Rights or (b) settle claims by such Third Parties in accordance with Section 5.1.

Section 1.21 “Sublicense Income”. Sublicense Income means all amounts received by ACHILLION and/or its Affiliates from sublicensees in consideration for sublicenses under the license granted by UMBC to ACHILLION in Section 3.1 of rights to Develop and Commercialize Licensed Products, less actual, reasonable third-party costs incurred by ACHILLION in negotiating and entering into such sublicenses, excluding:

(a) royalties received by ACHILLION and/or its Affiliates from sublicensees in respect of sales of Licensed Products by such sublicensees;

(b) amounts received by ACHILLION and/or its Affiliates from such Third Parties at the fair market value purchase price for ACHILLION’s and/or its Affiliates’ debt or equity securities; and

(c) amounts received by ACHILLION and/or its Affiliates for future research and development activities undertaken for, or in collaboration with, such sublicensees provided such development activities are detailed in a written research and development plan and corresponding budget.

Section 1.22 “Territory”. Territory means all countries of the world.

Section 1.23 “Third Party”. Third Party means any person or entity other than a Party or any of its Affiliates.

Section 1.24 “Valid Claim”. Valid Claim means a claim of any pending, issued, and unexpired United States patent application or patent and any foreign equivalent, which shall not have been donated to the public, disclaimed, nor held invalid or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision.

Section 1.25 “Additional Definitions”. Each of the following definitions is set forth in the section of this Agreement indicated below:

Definitions	Section
ACHILLION	Preamble
Agreement	Preamble
Breaching Party	8.3
Claims	10.1
Combination Product	1.15
Effective Date	Preamble
HHMI	Preamble
HHMI Indemnitees	10.1
HIV	Preamble
Indemnified Party	10.3
Indemnifying Party	10.3
Invalidity Claim	5.4
Patent Prosecution	5.1(c)(i)
UMBC	Preamble

Article II

Scientific Cooperation; Diligence

Section 2.1 Discussions of Scientific and Technical Matters. To the extent that the inventors of the Licensed Patent Rights and the providers of Licensed Know-How are willing to cooperate, the Parties may discuss scientific and technical matters relating to Licensed Products from time to time as mutually agreed by the Parties with the goal of improving such Licensed Products.

Section 2.2 Diligence. ACHILLION shall use commercially reasonable efforts to Develop and Commercialize at least one Licensed Product and, in particular, shall (together with its Affiliates and sublicensees) achieve the following diligence milestones within the following time periods:

Diligence Milestone	Achieved By
(a) Commence a study in animals to test the toxicity and efficacy of a Licensed Product	[**]th anniversary of the Effective Date

(b) Either (i) file an IND for the purpose of initiating clinical studies of a Licensed Product or (ii) if the first clinical study of a Licensed Product occurs in a jurisdiction that does not require an IND, initiate clinical studies of such Licensed Product	[**]th anniversary of the Effective Date

provided, however, that if ACHILLION does not achieve such diligence milestones within the time periods specified above, but ACHILLION notifies UMBC that it is actively and diligently pursuing the achievement of such diligence milestones and provides to UMBC a written development plan detailing the steps ACHILLION will take to achieve such diligence milestones, including a detailed timetable for completing such steps and such development plan is reasonably acceptable to UMBC, then the deadlines for achieving such diligence milestones shall be extended during all periods in which ACHILLION, its Affiliates and/or its sublicensees are actively and diligently pursuing the achievement of such diligence milestones in accordance with such development plan. UMBC’s sole and exclusive remedy and ACHILLION’s sole and exclusive liability for any failure to achieve the diligence milestones above shall be for UMBC to terminate this agreement in accordance with Section 8.3.

Section 2.3 Other Products. In the event that evidence is provided, in writing by UMBC or by another party, to ACHILLION, demonstrating the practicality and commercial feasibility of a particular market which is not being developed or commercialized by ACHILLION; ACHILLION shall either provide UMBC with a reasonable development plan and start development or attempt to reasonably sublicense the particular technology to a third party. If within [**] of such notification by UMBC, ACHILLION has not initiated such development efforts or sublicensed that particular market, UMBC may terminate this license for such particular market. This Paragraph shall not be applicable if ACHILLION reasonably demonstrates to UMBC that commercializing a Licensed Product or granting such a sublicense in said particular market would have a potentially adverse commercial effect upon marketing or sales of the Licensed Products developed and being sold by ACHILLION or its sublicensees.

Section 2.4 U.S. Manufacture. To the extent required by applicable United States laws and regulations, ACHILLION agrees that Licensed Products will be manufactured in the United States or its territories, subject to such waivers as may be required by or obtained from the United States Department of Health and Human Services, or any successor agency or designee.

Section 2.5 Diligence Reporting. Until ACHILLION or its Sublicensee has achieved a first commercial sale of a Licensed Product, a report shall be submitted at the end of every December following the Effective Date of this Agreement and will include a full written report describing ACHILLION’s or its sublicensee ‘s technical efforts towards meeting its obligations under the terms of this Agreement as set forth in this Article II.

Article III

Grant of License

Section 3.1 Development and Commercialization License. Subject to the retained rights of UMBC, HHMI, and the United States Government as set forth in Section 3.3, below, and ACHILLION’s compliance with the terms and conditions of this Agreement, UMBC hereby grants to ACHILLION and its Affiliates an exclusive, royalty-bearing license, with the right to grant sublicenses, under the Licensed Intellectual Property, to Develop and Commercialize Licensed Products in the Territory.

Section 3.2 Sublicenses. ACHILLION shall have the right to grant sublicenses under the license granted by UMBC to ACHILLION in Section 3.1, which sublicenses shall include, without limitation, a provision binding sublicensees to all reporting and record-keeping obligations hereunder with respect to sales of Licensed Products. ACHILLION further agrees to deliver to UMBC for information purposes (and under the obligation of confidentiality) a copy of each sublicense granted by ACHILLION within [**] after the execution of such sublicense. Such copy may be redacted to exclude confidential scientific information and other information required by a Sublicensee to be kept confidential, provided that all relevant financial terms and information and any terms related to indemnity and insurance shall be retained. Any sublicense granted by Achillion, an Affiliate, or a sublicensee pursuant to this Section 3.2 shall be consistent with the terms and scope of this Agreement and shall contain terms that require the sublicensee to grant UMBC and HHMI the same protections granted to UMBC and HHMI by Achillion in Article X and Section 11.14 of this Agreement. Any grant of a sublicense by Achillion, an Affiliate, or a sublicensee that is inconsistent with the foregoing sentence shall be invalid unless Achillion obtains prior written consent from UMBC.

Section 3.3 Retained Rights. Notwithstanding anything to the contrary in Section 3.1: (i) UMBC retains the right under the Licensed Intellectual Property to make and use Licensed Products solely for educational and research purposes; (ii) HHMI retains the right to use Licensed Intellectual Property solely for educational and research purposes and (iii) the exclusive license granted in Section 3.1 shall be subject to the retained rights of the United States Government in accordance with Public Law 96-517, as amended by Public Law 98-620.

Section 3.4 Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to any section of this Agreement are, and otherwise shall be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 (35A) of the Bankruptcy Code. ACHILLION shall retain and may fully exercise all of its respective rights and elections under the Bankruptcy Code.

Article IV

Financial Provisions

Section 4.1 License Milestone Payments. ACHILLION shall make the following license milestone payments to UMBC on or before the dates specified; provided that ACHILLION shall not be required to make any such payment that otherwise would become due after any termination of this Agreement:

License Milestone Payment	Due Date
$[**]	(a) Within thirty (30) days of the Effective Date

$[**]	(b) Within [**] of licensee’s successful synthetic optimization of the first lead compound identified as an inhibitor of HIV, with inhibitory activity mediated via prevention of the maturation of capsid, and subsequent demonstration of in vivo activity of such compound in an animal model (Scid hu mouse) of HIV infection.

$[**]	(c) Upon the first successful demonstration of safety and efficacy demonstrated over a dosing interval of greater than [**] in a human phase II clinical trial for the first Licensed Product Covered by Licensed Patent Rights for HIV

$[**]	(d) Upon the first successful demonstration of safety and efficacy demonstrated over a dosing interval of greater than [**] in a human phase II clinical trial for the first Licensed Product Covered by Licensed Patent Rights for a virus other than HIV

$[**]	(e) Upon receiving the first marketing approval from the FDA to Commercialize a first Licensed Product Covered by Licensed Patent Rights for HIV

$[**]	(f) Upon receiving the first marketing approval from the FDA to Commercialize a first Licensed Product Covered by Licensed Patent Rights for a virus other than HIV

All payments made by ACHILLION to UMBC under this Section 4.1 shall be creditable against any amounts payable by ACHILLION to UMBC under Section 4.2(c) of this Agreement.

Section 4.2 Royalties; Sublicense Income Payments.

(a) Royalties on Net Sales of Licensed Products. ACHILLION shall pay royalties to UMBC on Net Sales of each Licensed Product made during the periods set forth in Section 4.2(d), on a Licensed Product-by-Licensed Product basis, at the following rates:

Portion Of Net Sales Of Such Licensed Product During Any Calendar Year:	Royalty Rate:
Less than or equal to $[**]	[	**]%

Greater than $[**] but less than or equal to $[**]	[	**]%

Greater than $[**]	[	**]%

The royalty rates set forth in this Section 4.2(a) shall be reduced by [**] percent ([**]%) for any Licensed Product sold that is not Covered by an issued claim included in Licensed Patent Rights. In the event that ACHILLION pays royalties to UMBC pursuant to this Paragraph 4.2(a) for the sale of a Licensed Product, which is not Covered by any issued claim and never becomes Covered by an issued claim included within Licensed Patent Rights, and all pending claims Covering said Licensed Product become finally rejected in an unappealed or unappealable decision, then ACHILLION may deduct royalties paid to UMBC for such Licensed Product against future royalties due to UMBC pursuant to this Paragraph 4.2(a), if any, provided, however, that the maximum amount that such future payments due to UMBC may be reduced by such deduction shall be [**] percent ([**]%) of the payment amounts that otherwise would be due.

(b) Creditable Annual License Fees. ACHILLION shall make the following annual license fee payments to UMBC on or before the dates specified; provided that ACHILLION shall not be required to make any such payment that otherwise would become due after achievement of the License Milestone Payment under Section 4.1(b), or any termination of this Agreement:

Annual License Fee Payment Due Date	Amount Due
Each of the first, second, and third anniversaries of the Effective Date of this Agreement	$	[**]

The fourth, and each subsequent anniversary of the Effective Date of this Agreement.	$	[**]

(c) Sublicense Income Payments. ACHILLION shall pay to UMBC a percentage of all Sublicense Income of: (a) if the sublicense agreement is executed prior to ACHILLION’s achievement of the diligence milestone set forth in Section 2.2(b), [**] ([**]%) of Sublicense Income; (b) if the sublicense agreement is executed after ACHILLION’s achievement of the diligence milestone set forth in Section 2.2(b), [**] ([**]) of Sublicense Income; or (c) if the sublicense agreement is executed after ACHILLION’s achievement of 4.1(c), [**] percent ([**]%) of Sublicense Income.

(d) Periods During Which Payment Obligations Are Applicable. The amounts payable under subsection (a) shall be paid, on a Licensed Product-by-Licensed Product and country-by-country basis, only on Net Sales during the period when a Valid Claim within the Licensed Patent Rights Covers the Development or Commercialization of such Licensed Product in such country.

(e) Required Third Party Payments.

(i) Royalty Payments. ACHILLION shall be entitled to deduct from the royalties due to UMBC pursuant to this Section 4.2(a) with respect to a Licensed Product [**] percent ([**]%) of royalties due to a third party with respect to such Licensed Product; provided, however, that the maximum amount that such royalties due to UMBC may be reduced by such deduction shall be [**] percent ([**]%) of the royalty amounts that otherwise would be due to UMBC.

(ii) Annual License Fees And Sublicense Income Payments. ACHILLION shall be entitled to deduct from the payments made by it pursuant to Sections 4.2(b) and 4.2(c) [**] percent ([**]%) of Required Third Party Payments, excluding all royalty payments deducted in accordance with Section 4.2(e)(i) above; provided, however, that the maximum amount that such payments due to UMBC may be reduced by such deduction shall be [**] percent ([**]%) of the payment amounts that otherwise would be due. If ACHILLION is prevented from deducting any amount (“Carryover Amount”) from a payment by the proviso in the immediately preceding sentence, ACHILLION shall be entitled to deduct such Carryover Amount from future payments due by it pursuant to Sections 4.2(b) and 4.2(c); provided, however, that the maximum aggregate amount that such payments may be reduced by all deductions under this Paragraph 4.2(e)(ii) shall be [**] percent ([**]%) of the payment amounts that otherwise would be due.

(f) Royalties Payable Only Once. The obligation to pay royalties is imposed only once with respect to Net Sales of the same unit of a Licensed Product.

(g) Reports and Accounting.

(i) Reports; Payments. ACHILLION shall deliver to UMBC, within [**] after the end of each calendar quarter, reasonably detailed written accountings of Net Sales and Sublicense Income subject to payment obligations to UMBC under this Section 4.2 for such calendar quarter. Such quarterly reports shall indicate (A) gross sales and Net Sales of Licensed Products, (B) the calculation of royalties owed to UMBC from such gross sales and Net Sales, (C) Sublicense Income and (D) the amount payable by ACHILLION to UMBC with respect to

Sublicense Income. When ACHILLION delivers such accountings to UMBC, ACHILLION shall also deliver all payments due under this Section 4.2 to UMBC for the calendar quarter.

(ii) Audits by UMBC. ACHILLION shall keep, and shall require its Affiliates and sublicensees to keep, complete and accurate records of the latest three (3) years relating to gross sales, Net Sales and Sublicense Income. For the sole purpose of verifying amounts payable to UMBC, UMBC shall have the right no more than once each calendar year at UMBC’s expense to retain an independent certified public accountant selected by UMBC and reasonably acceptable to ACHILLION, to review such records in the location(s) where such records are maintained by ACHILLION, its Affiliates or its sublicensees upon reasonable notice and during regular business hours and under obligations of confidence. Results of such review shall be made available to both UMBC and ACHILLION. If the review reflects an underpayment to UMBC, such underpayment shall be promptly remitted to UMBC. If the underpayment is equal to or greater than ten percent (10%) of the amounts that were otherwise due under this Section 4.2, ACHILLION shall pay all of the costs of such review. If the review reflects an overpayment to UMBC, the amount of such overpayment shall be credited against future payments due to UMBC.

Section 4.3 Currency and Method of Payments. All payments under this Agreement shall be made in United States dollars by check or checks drawn on a United States Bank. Checks are to be made payable to “UMBC”, shall reference:

‘OTD Account #[**]’

And shall be sent to:

Attn: Director

Office of Technology Development

University of Maryland, Baltimore County

Administration Building

1000 Hilltop Circle

Baltimore, MD 21250

To the extent Net Sales may have been made by ACHILLION, an Affiliate or a sublicensee in a foreign country, any royalties due to UMBC based thereon shall be first determined in the currency of the country in which the royalties were earned and then converted to their equivalent in United States Dollars using an average of the currency exchange rates quoted in the Wall Street Journal for the last business day of each of the three (3) consecutive calendar months constituting the calendar quarter in which the royalties were earned. To the extent that statutes, laws, codes, or government regulations (including currency exchange regulations) shall prevent or limit royalty payments by ACHILLION, an Affiliate or its sublicensee in any country, all monies due to UMBC shall promptly be deposited by ACHILLION, an Affiliate or its sublicensee, as the case may be, in an account in a local bank in such country, said bank to be designated by UMBC in writing; or paid to UMBC, or deposited in its account, in any other country where such payment or deposit is lawful under the currency restrictions, as directed in writing by UMBC.

Section 4.4 United States Dollars. All dollar ($) amounts specified in this Agreement are United States dollar amounts.

Section 4.5 Compounded Reductions. In the event that multiple reductions of the payments due to UMBC are triggered as provided for in Sections 4.2 and 10.2, the total reductions to any payments due to UMBC shall be limited to [**] percent ([**]%) of the maximum that would otherwise be due to UMBC in a situation in which no reductions are triggered.

Article V

Intellectual Property

Section 5.1 Prosecution and Maintenance of Licensed Patent Rights.

(a) Right to Prosecute and Maintain. UMBC, in consultation with ACHILLION and at ACHILLION’s expense, shall file and prosecute any patent applications and to maintain any patents included in the Licensed Patent Rights. If for some reason, UMBC is unable to file and prosecute any such patent applications or maintain any such patents, it shall give ACHILLION reasonable notice to this effect, sufficiently in advance to permit ACHILLION to undertake such filing, prosecution and/or maintenance in consultation with UMBC without a loss of rights. In any case, title to all such patents and patent applications shall reside in UMBC.

(b) Costs and Expenses. After the Effective Date, ACHILLION shall pay all Patent Prosecution costs thereafter incurred by UMBC with respect to the Licensed Patent Rights; provided, however, that if ACHILLION elects to cease, to file and prosecute a patent application or maintain a patent included in the Licensed Patent Rights, thereafter ACHILLION shall not have any obligation to pay any Patent Prosecution costs incurred by UMBC with respect to such Licensed Patent Rights and thereafter such Licensed Patent Rights shall be excluded from the definition of Licensed Patent Rights.

(c) Cooperation. UMBC agrees to cooperate with ACHILLION with respect to the filing, prosecution, maintenance and extension of patents and patent applications pursuant to this Section 5.1, including without limitation, providing ACHILLION with all patent related correspondence and documentation filed with any patent office for ACHILLION’s review and comment. UMBC shall have full and complete control over all patent matters related to the Licensed Patent Rights, provided however, that UMBC will consider and incorporate reasonable comments received from ACHILLION. ACHILLION will provide UMBC with directions regarding any patent decisions related to expanding or restricting the Licensed Patent Rights at least one (1) month before an action is due, provided that ACHILLION has received timely notice of such action from UMBC. ACHILLION’s failure to provide timely authorization may be considered by UMBC as an election by ACHILLION to cease any expansion of Licensed Patent Rights associated with said action.

Section 5.2 Third Party Infringement.

(a) Notifications of Third Party Infringement. Each Party agrees to notify the other Party when it becomes aware of the reasonable probability of infringement of the Licensed Patent Rights by a Third Party.

(b) Infringement Action. Within ninety (90) days of becoming aware of an infringement by a Third Party, ACHILLION shall decide whether to institute an infringement suit or take other appropriate action that it believes is reasonably required to protect the Licensed Patent Rights from such infringement. If ACHILLION fails to institute such suit or take such action within such ninety (90) day period, then UMBC shall have the right at its sole discretion to institute such suit or take other appropriate action in the name of either or both Parties.

(c) Costs. The Party that institutes suite in accordance with Section 5.2(b) shall assume and pay all costs incurred in connection with any litigation or proceedings described in this Section 5. 2, including without limitation the fees and expenses of that Party’s counsel. The other Party shall reasonably cooperate with any such suit at the expense of the Party instituting the suit.

(d) Recoveries by ACHILLION. Any recovery obtained by ACHILLION as a result of any proceeding described in this Section 5.2 or from any counterclaim or similar claim asserted in a proceeding described in Section 5.3, by settlement or otherwise, shall be applied in the following order of priority:

(i) First, to reimburse ACHILLION for attorney’s fees and other out-of-pocket expenses directly related to litigation, including, but not limited to, transcription and court reporting services, in connection with such proceeding paid by ACHILLION and not otherwise recovered; and

(ii) Second, the remainder of the recovery shall be paid to ACHILLION, with such remainder being considered recovered profits on lost sales of Licensed Products for purposes of calculating Net Sales. For the purpose of this Section 5.2(d)(ii), Net Sales shall be calculated by dividing said recovered profits on lost sales by ACHILLION’s average reported gross margin percentage for Licensed Products during the period in which the infringement occurred. In the event that ACHILLION did not sell Licensed Products during said period, then UMBC and ACHILLION shall negotiate a reasonable gross margin percentage based on similar products in the industry. ACHILLION shall consider any Net Sales amount calculated pursuant to this Section to be considered Net Sales for which royalties are due as set forth in Section 4.2.

(e) Recoveries by UMBC. Any recovery obtained by UMBC as a result of any proceeding described in this Section 5.2 or from any counterclaim or similar claim asserted in a proceeding described in Section 5.3, by settlement or otherwise, shall be applied in the following order of priority:

(i) First, to reimburse UMBC for attorney’s fees and other out-of-pocket expenses directly related to litigation, including, but not limited to, transcription and court reporting services, in connection with such proceeding paid by UMBC and not otherwise recovered (on a pro rata basis based on each Party’s respective litigation costs, to the extent the recovery was less than all such litigation costs); and

(ii) Second, the remainder of the recovery shall be paid to UMBC. UMBC shall pay to ACHILLION an amount of such remainder that is equivalent to the amount that ACHILLION would be required to pay UMBC if ACHILLION had instituted a suit, as set forth in Section 5.2(d)(ii).

(f) Cooperation: Settlements. In the event that either ACHILLION or UMBC takes action pursuant to subsection (b) above, the other Party shall cooperate with the Party so acting to the extent reasonably possible, including the joining of suit if necessary or desirable. Neither party shall settle or compromise any claim or proceeding relating to Licensed Patent Rights without obtaining the prior written consent of the other party, such consent not to be unreasonably withheld.

Section 5.3 Claimed Infringement. In the event that a Party becomes aware of any claim that the Development or Commercialization of Licensed Products infringes the intellectual property rights of any Third Party, such Party shall promptly notify the other Party. In any such instance, ACHILLION shall have the exclusive right to settle such claim and to treat any settlement payments and license fees as Required Third Party Payments. Each Party shall provide to the other Party copies of any notices it receives from Third Parties regarding any patent nullity actions or any declaratory judgment actions with respect to Licensed Patent Rights or regarding any alleged infringement of Third Party Patent Rights or alleged misappropriation of Third Party intellectual property arising out of or in connection with the Development or Commercialization of any Licensed Product. Such notices shall be provided promptly, but in no event after more than fifteen (15) days following receipt thereof.

Section 5.4 Patent Invalidity Claim. If a Third Party at any time asserts a claim that any Licensed Patent Right is invalid or otherwise unenforceable (an “Invalidity Claim”), whether as a defense in an infringement action brought by ACHILLION or UMBC pursuant to Section 5.2, in an action brought against ACHILLION or UMBC under Section 5.3 or in an interference proceeding, the Parties shall cooperate with each other in preparing and formulating a response to such Invalidity Claim. Neither Party shall settle or compromise any Invalidity Claim without the consent of the other Party, which consent shall not be unreasonably withheld.

Section 5.5 Patent Term Extensions. The Parties shall cooperate, if necessary and appropriate, with each other in gaining patent term extension wherever applicable to Licensed Patent Rights. The Parties shall, if necessary and appropriate, use reasonable efforts to agree upon a joint strategy relating to patent term extensions, but, in the absence of mutual agreement with respect to any extension issue, a patent shall be extended if either Party elects to extend such patent.

Section 5.6 Patent Acknowledgement. ACHILLION agrees that all packaging containing individual Licensed Products sold by ACHILLION and its sublicensees will be marked with the number of the applicable patent(s) licensed hereunder in accordance with each country’s patent laws.

Article VI

Confidentiality

Section 6.1 Confidential Information. The receiving Party shall not use any Confidential Information of the other Party disclosed to the receiving Party during the term of this Agreement except in connection with the activities contemplated by this Agreement, shall maintain in confidence all such Confidential Information and shall not disclose any such Confidential Information to any other person, firm or agency, governmental or private (except for disclosures to consultants, advisors and Affiliates in accordance with Section 6.2 and except for disclosures reasonably necessary for Regulatory Approval of Licensed Products or to file and prosecute patent applications), without the prior written consent of the disclosing Party, except to the extent that the Confidential Information:

(a) was known or used by the receiving Party prior to its date of disclosure to the receiving Party; or

(b) either before or after the date of the disclosure to the receiving Party is lawfully disclosed to the receiving Party by sources other than the disclosing Party rightfully in possession of the Confidential Information; or

(c) either before or after the date of the disclosure to the receiving Party becomes published or generally known to the public (including information known to the public through the sale of Licensed Products in the ordinary course of business) through no fault or omission on the part of the receiving Party; or

(d) is independently developed by or for the receiving Party without reference to or reliance upon the Confidential Information; or

(e) is required to be disclosed by the receiving Party to comply with applicable laws, to defend or prosecute litigation or to comply with governmental regulations, provided that the receiving Party provides prior written notice of such disclosure to the disclosing Party and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure.

Section 6.2 Employee, Consultant and Advisor Obligations. ACHILLION and UMBC each agrees that it and its Affiliates shall provide Confidential Information received from the other Party only to the receiving Party’s respective employees, consultants and advisors, and to the employees, consultants and advisors of the receiving Party’s Affiliates, who have a need to know such Confidential Information to assist the receiving Party with the activities contemplated by this Agreement; provided that ACHILLION and UMBC shall each remain responsible for any failure by its Affiliates, its and its Affiliates’ respective employees, consultants and advisors, to treat such Confidential Information as required under Section 6.1 (as if such Affiliates, employees, consultants and advisors were Parties directly bound to the requirements of Section 6.1).

Section 6.3 Term. All obligations of confidentiality imposed under this Article VI shall expire ten (10) years following termination or expiration of this Agreement.

Article VII

Representations and Warranties

Section 7.1 Representations of Authority. ACHILLION and UMBC each represents and warrants to the other that as of the Effective Date it has full right, power and authority to enter into this Agreement and to perform its respective obligations under this Agreement.

Section 7.2 Consents. ACHILLION and UMBC each represents and warrants that all necessary consents, approvals and authorizations of all government authorities and other persons required to be obtained by such Party in connection with execution, delivery and performance of this Agreement have been and shall be obtained.

Section 7.3 No Conflict. ACHILLION and UMBC each represents and warrants that notwithstanding anything to the contrary in this Agreement, the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations and (b) do not and will not conflict with, violate or breach or constitute a default of, or require any consent under, any contractual obligations of such Party, except such consents as shall have been obtained prior to the Effective Date.

Section 7.4 Intellectual Property. UMBC represents and warrants that UMBC owns the entire right, title and interest in and to the Licensed Patent Rights as set forth in this Agreement. UMBC represents and warrants to ACHILLION that it has the right to grant to ACHILLION rights and licenses under the Licensed Patent Rights of the scope set forth in this Agreement. To the knowledge of UMBC, there is no claim or demand of any person pertaining to, or any proceeding which is pending or, to the knowledge of UMBC, threatened, that challenges UMBC’s ownership of the Licensed Patent Rights or makes any adverse claim of ownership thereof.

Section 7.5 No Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, ACHILLION, ITS AFFILIATES AND ANY SUBLICENSEES AGREE THAT THE LICENSED INTELLECTUAL PROPERTY IS PROVIDED “AS IS”, AND THAT UMBC MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE PERFORMANCE OF LICENSED PRODUCTS INCLUDING THEIR SAFETY, EFFECTIVENESS, OR COMMERCIAL VIABILITY. UMBC MAKES NO REPRESENTATION AS TO THE VALIDITY OF THE LICENSED PATENT RIGHTS OR THAT ANY PRACTICE UNDER THE LICENSED INTELLECTUAL PROPERTY SHALL BE FREE OF INFRINGEMENT OF ANOTHER PATENT OR OTHER PROPRIETARY RIGHT NOT GRANTED TO ACHILLION HEREUNDER. UMBC DISCLAIMS ALL WARRANTIES WITH REGARD TO PRODUCTS LICENSED UNDER THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ALL WARRANTIES, EXPRESS OR IMPLIED, OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, UMBC ADDITIONALLY DISCLAIMS ALL OBLIGATIONS AND LIABILITIES ON THE PART OF UMBC AND THE INVENTORS OF THE LICENSED INTELLECTUAL PROPERTY, FOR DAMAGES, INCLUDING, BUT NOT LIMITED TO, DIRECT, INDIRECT, SPECIAL, AND CONSEQUENTIAL DAMAGES, ATTORNEYS’ AND EXPERTS’ FEES, AND COURT

COSTS (EVEN IF UMBC HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, FEES OR COSTS), ARISING OUT OF OR IN CONNECTION WITH THE MANUFACTURE, USE, OR SALE OF A PRODUCT LICENSED UNDER THIS AGREEMENT. ACHILLION, AFFILIATES AND SUBLICENSEES ASSUME ALL RESPONSIBILITY AND LIABILITY FOR LOSS OR DAMAGE CAUSED BY A PRODUCT AND SERVICE MANUFACTURED, USED, OR SOLD BY ACHILLION, AFFILIATES AND ITS SUBLICENSEES WHICH IS A LICENSED PRODUCT AS DEFINED IN THIS AGREEMENT.

Article VIII

Term and Termination

Section 8.1 Term. This Agreement shall become effective as of the Effective Date, may be terminated as set forth in this Article VIII, and otherwise remains in effect until the expiration of all Patent Rights that give rise or could in the future give rise to an obligation by ACHILLION to pay royalties as set forth in Article IV.

Section 8.2 Termination by ACHILLION. ACHILLION may terminate this Agreement without cause upon sixty (60) days prior written notice to UMBC.

Section 8.3 Survival of Licenses. Upon the expiration of all Licensed Patent Rights that give rise or could in the future give rise to an obligation by ACHILLION to pay royalties as set forth in Article IV with respect to a Licensed Product in a country, the license set forth in Section 3.1 shall be deemed to be perpetual and fully paid-up with respect to such Licensed Product in such country.

Section 8.4 Termination For Material Breach. Upon any material breach of this Agreement by either Party (in such capacity, the “Breaching Party”), the other Party may terminate this Agreement by providing sixty (60) days’ written notice to the Breaching Party, specifying the material breach. The termination shall become effective at the end of the sixty (60) day period unless the Breaching Party cures such breach during such sixty (60) day period.

Section 8.5 Survival. Upon expiration or termination of this Agreement for any reason, nothing in this Agreement shall be construed to release either Party from any obligations that matured prior to the effective date of expiration or termination; and the following provisions shall expressly survive any such expiration or termination: Article I, Article IV, Article V, Article VI, Article VIII, Article IX, Article X and Article XI. In addition, any Third Party granted a sublicense under this Agreement by ACHILLION and/or its Affiliates shall become a direct licensee of UMBC subject to UMBC’s written approval. Such written approval shall not be unreasonably withheld.

Section 8.6 Liquidation of Inventory; Completion of Orders. ACHILLION, its Affiliates and sublicensees shall have the right for a period of one (1) year following termination of this Agreement for any reason to sell or dispose of their inventories of Licensed Products, including without limitation partially manufactured Licensed Products, and to complete orders for Licensed Products outstanding on the date of termination; provided that, notwithstanding such termination, the royalty obligations set forth in Article IV shall continue to apply to such sales and dispositions.

Article IX

Dispute Resolution

Section 9.1 General. Any controversy, claim or dispute arising out of or relating to this Agreement shall be referred to the Executive Officers to be resolved by negotiation in good faith as soon as is practicable but in no event later than thirty (30) days after referral. Such resolution, if any, of a referred issue shall be final and binding on the Parties.

Section 9.2 Failure of The Parties to Resolve Dispute. If the Executive Officers are unable to settle a dispute within thirty (30) days of referral in accordance with Section 9.1, or if the Executive Officers fail to meet within such thirty (30) days, then the Parties shall attempt to resolve the dispute by mediation. The Parties further agree that their participation in mediation is a condition precedent to any Party commencing litigation in relation to the dispute. The parties shall appoint a mutually acceptable mediator and shall equally share the costs associated with the mediator’s compensation and expenses.

Section 9.3 Exception for Disputes involving HHMI. Notwithstanding the foregoing, no dispute affecting the rights or property of HHMI shall be subject to the dispute resolution provisions set forth in this Article IX.

Article X

Indemnification and Insurance

Section 10.1 ACHILLION. UMBC and the inventors of the Licensed Intellectual Property will not, under the provisions of this Agreement or otherwise, have control over the manner in which ACHILLION or its AFFILIATES or its sublicensee or those operating for its account or third parties who purchase Licensed Products from any of the foregoing entities, practice the Licensed Intellectual Property and Licensed Products, as applicable. ACHILLION shall defend, indemnify, and hold UMBC, The University System of Maryland, the State of Maryland, their present and former trustees, officers, inventors, agents, faculty, employees and students, as applicable, harmless as against any judgments, fees, expenses, or other costs arising from or incidental to any product liability or other lawsuit, claim, demand or other action brought as a consequence of the practice of the Licensed Intellectual Property or Licensed Products by any of the foregoing entities, whether or not UMBC or said inventors, either jointly or severally, is named as a party defendant in any such lawsuit. Practice of the Licensed Intellectual Property or Licensed Products, by an Affiliate or an agent or a sublicensee under this Agreement or a third party on behalf of or for the account of ACHILLION or by a third party who purchases Licensed Products from ACHILLION, an Affiliate, or a sublicensee under this Agreement, shall be considered ACHILLION’s practice of said inventions for purposes of this Section. Furthermore, HHMI, and its trustees, officers, employees, and agents (collectively, “HHMI Indemnitees”), will be indemnified, defended by counsel acceptable to HHMI, and held harmless by ACHILLION from and against any claim, liability, cost, expense, damage, deficiency, loss, or obligation, of any kind or nature (including, without limitation, reasonable attorneys’ fees and other costs and expenses of defense) (collectively, “Claims”), based upon, arising out of, or otherwise relating to this Agreement, including without limitation any cause of action relating to product liability. The previous sentence will not apply to any Claim that is determined with finality by a court of competent jurisdiction to result solely from the gross negligence or willful misconduct of an HHMI Indemnitee. The obligations of ACHILLION to defend, indemnify, and hold harmless, as set forth in this Paragraph, shall survive the termination of this Agreement.

Section 10.2 UMBC. UMBC will indemnify and hold ACHILLION harmless from any and all losses, claims, liabilities, damages, costs and expenses (including reasonable attorney’s fees) which arise out of the acts or omissions of UMBC, its agents, employees or students in connection with this Agreement or by any breach or default in the performance of the obligations of UMBC hereunder. The obligations of UMBC pursuant to this Section 10.2 are contingent upon the existence of an appropriation to UMBC by the State Legislature for the purpose of satisfying this clause in particular or clauses of this type, in general at the time that the acts or omissions giving rise to UMBC’s obligations occur. If UMBC has no such appropriation at the time such acts or omissions occur, it will seek an appropriation to satisfy claims pursuant to this Section, but its obligations to pay ACHILLION will be subject to the receipt of such an appropriation. If such appropriation is not available within 180 days from the time said acts or omissions occur, UMBC’s financial obligations under this section will be deducted from payments owed to UMBC by ACHILLION under Sections 4.2(a), (b), and (c), provided, however, that the maximum amount that such owed to UMBC may be reduced by such deduction shall be [**] percent ([**]%) of the payment amounts that otherwise would be due.

Section 10.3 Claims for Indemnification. A person entitled to indemnification under this Article X (an “Indemnified Party”) shall give prompt written notification to the person from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any action, suit or proceeding relating to a Third Party claim for which indemnification may be sought (in the case of any HHMI Indemnitee, notice shall be given reasonably promptly following actual receipt of written notice thereof by an officer or attorney of HHMI) or, if earlier, upon the assertion of any such claim by a Third Party (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a third-party claim as provided in this Section 10.3 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually damaged as a result of such failure to give notice). Within thirty (30) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense. The Party not controlling such defense may participate therein at its own expense. The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto or that imposes any liability, restriction, or obligation on the Indemnified Party, or would include the admission of liability on the part of the Indemnified Party without the prior written consent of the Indemnified Party.

Section 10.4 Insurance. During the term of this Agreement, from and after the time ACHILLION or any Affiliate or sublicensee of ACHILLION begins clinical trials of any Licensed Product, ACHILLION shall maintain comprehensive general liability insurance, including products liability insurance, with reputable and financially secure insurance carriers, or shall provide an explanation of self insurance, in a minimum amount of $2,000,000 per occurrence and $2,000,000 aggregate (inclusive of deductible amounts) as respects personal injury, bodily injury and property damage arising out of ACHILLION’s Development and Commercialization of Licensed Products. Such insurance shall include UMBC and HHMI as named insured and shall require prior notice to UMBC before cancellation.

Article XI

Miscellaneous Provisions

Section 11.1 Governing Law. This Agreement shall be construed and the respective rights of the Parties determined (including the validity and applicability of the provision set forth in Section 9.2, and the conduct of any litigation or alternative means of resolving conflict) according to the substantive laws of the State of Maryland notwithstanding the provisions governing conflict of laws under such Maryland law to the contrary.

Section 11.2 Submission to Jurisdiction. Each Party submits to the exclusive jurisdiction of any state or federal court sitting in the State of Maryland. Each Party waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of the other Party with respect thereto. EACH PARTY WAIVES THE RIGHT TO A JURY TRIAL IN ANY SUCH ACTION OR PROCEEDING. Each Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 11.5. Nothing in this Section 11.2, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

Section 11.3 Assignment. Neither UMBC nor ACHILLION may assign this Agreement in whole or in part without the prior written consent of the other, except if such assignment occurs in connection with the sale or transfer of all or substantially all of the business and assets of UMBC, on the one hand, or ACHILLION, on the other, to which the subject matter of this Agreement pertains. Notwithstanding the foregoing, any Party may assign its rights (but not its obligations) pursuant to this Agreement in whole or in part to an Affiliate of such Party.

Section 11.4 Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all previous arrangements with respect to the subject matter hereof, whether written or oral. Any amendment or modification to this Agreement shall be made in writing signed by both Parties.

Section 11.5 Notices.

Notices to UMBC shall be addressed to:

The University of Maryland, Baltimore County

Office of Technology Development

Second Floor, Administration Building

1000 Hilltop Circle

Baltimore, Maryland 21250

Attention: Director

Facsimile No.: (410) 455-8750

Notices to ACHILLION shall be addressed to:

Achillion Pharmaceuticals, Inc.

300 George Street

New Haven, Connecticut 06511

Attention: Business Development

Facsimile No.: (203) 624-7003

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

Attention: David E. Redlick, Esq.

Facsimile No.: (617) 526-5000

Any Party may change its address by giving notice to the other Party in the manner herein provided. Any notice required or provided for by the terms of this Agreement shall be in writing and shall be (a) sent by registered or certified mail, return receipt requested, postage prepaid, (b) sent via a reputable overnight or international express courier service, (c) sent by facsimile transmission, or (d) personally delivered, in each case properly addressed in accordance with the paragraph above. The effective date of notice shall be the actual date of receipt by the Party receiving the same.

Section 11.6 Force Majeure. No failure or omission by the Parties hereto in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement or create any liability if the same shall arise from any cause or causes beyond the control of the Parties, including, but not limited to, the following: acts of God; acts or omissions of any government; any rules, regulations or orders issued by any governmental authority or by any officer, department, agency or instrumentality thereof; fire; storm; flood; earthquake; accident; war; rebellion; insurrection; riot; and invasion and provided that such failure or omission resulting from one of the above causes is cured as soon as is practicable after the occurrence of one or more of the above-mentioned causes. The Party claiming force majeure shall notify the other Party with notice of the force majeure event as soon as practicable, but in no event longer than ten (10) business days after its occurrence, which notice shall reasonably identify such obligations under this Agreement and the extent to which performance thereof will be affected.

In such event, the Parties shall meet promptly to determine an equitable solution to the effects of any such event.

Section 11.7 Public Announcements. Any announcements or similar publicity with respect to the execution of this Agreement shall be agreed upon by the Parties in advance of such announcement.

Section 11.8 Independent Contractors. It is understood and agreed that the relationship between the Parties hereunder is that of independent contractors and that nothing in this Agreement shall be construed as authorization for either UMBC or ACHILLION to act as agent for the other.

Section 11.9 No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against any Party.

Section 11.10 Headings. The captions or headings of the sections or other subdivisions hereof are inserted only as a matter of convenience or for reference and shall have no effect on the meaning of the provisions hereof.

Section 11.11 No Implied Waivers; Rights Cumulative. No failure on the part of UMBC or ACHILLION to exercise, and no delay in exercising, any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

Section 11.12 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, then, to the fullest extent permitted by law, (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties as nearly as may be possible and (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction. To the extent permitted by applicable law, UMBC and ACHILLION hereby waive any provision of law that would render any provision hereof prohibited or unenforceable in any respect.

Section 11.13 Execution in Counterparts. This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

Section 11.14 Third Party Beneficiaries. HHMI is not a party to this Agreement and has no liability to any licensee, sublicensee, or user of anything covered by this Agreement, but HHMI is an intended third-party beneficiary of this Agreement and certain of its provisions are for the benefit of HHMI and are enforceable by HHMI in its own name. Except as otherwise expressly stated in this Section 11.14, no person or entity other than UMBC, ACHILLION and their respective Affiliates and permitted assignees hereunder shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

Section 11.15 No Consequential Damages. NEITHER PARTY HERETO WILL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, OR FOR LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

ACHILLION PHARMACEUTICALS, INC.

By	/s/ Kevin Eastwood
Kevin Eastwood
Senior Director, Business Development

THE UNIVERSITY OF MARYLAND, BALTIMORE COUNTY

By	/s/ Scott A. Bass
Scott A. Bass, Ph.D.
Vice Provost for Research

INVENTOR(S) ACKNOWLEDGEMENT

The inventor(s) of the intellectual property and/or patents licensed by this Agreement, as employees of HHMI and/or UMBC, acknowledge by their signature below, that they have read, understood, and agree with the terms of this Agreement.

By:	/s/ Michael Summers	Date:	____________________________
Dr. Michael Summers

By:	/s/ Chun Tang	Date:	____________________________
Dr. Chun Tang

Exhibit A

Certain Licensed Patent Rights

Certain Licensed Patent Rights include:

1.	United States provisional patent application no. [**];

2.	United States provisional patent application no. [**]; and

3.	United States provisional patent application no. [**].